OBA Financial Services, Inc. Announces 3rd Quarter Results and the Completion of its Current Repurchase Program and the Adoption of a Third Repurchase Program

GERMANTOWN, Md., April 25, 2013 /PRNewswire/ -- OBA Financial Services, Inc., (NASDAQ: OBAF) ("Company"), the parent company of OBA Bank ("Bank"), announces net income of $894 thousand, or $0.24 basic and $0.23 diluted earnings per share, for the nine months ended March 31, 2013 as compared to net income of $190 thousand, or $0.05 basic and diluted earnings per share, for the comparable period in the prior year.

Net income for the fiscal third quarter, which ended March 31, 2013, was $237 thousand, or $0.06 basic and diluted earnings per share, as compared to net income of $20 thousand, or $0.01 basic and diluted earnings per share, for the three months ended March 31, 2012 and net income of $397 thousand, or $0.10 basic and diluted earnings per share, for the three months ended December 31, 2012.

The Company's net income for the nine months ended March 31, 2013 was primarily impacted by an increase in net interest income of $931 thousand and a decrease in the provision for loan losses of $322 thousand partially offset by an increase in income tax expense of $494 thousand as compared to the nine months ended March 31, 2012.

The Company's net income for the three months ended March 31, 2013 was primarily impacted by an increase in net interest income of $288 thousand and a decrease in the provision for loan losses of $41 thousand partially offset by an increase in income tax expense of $104 thousand as compared to the three months ended March 31, 2012.

On a linked quarter basis, the Company’s net income for the three months ended March 31, 2013 was primarily impacted by an increase in the provision for loan losses of $246 thousand and an increase in non-interest expense of $113 thousand partially offset by an increase in non-interest income of $68 thousand and net interest income of $20 thousand as compared to the three months ended December 31, 2012.

Income Statement

The Company’s net interest income for the nine months ended March 31, 2013 was $10.1 million as compared to $9.2 million for the nine months ended March 31, 2012.  The increase in net interest income was primarily the result of the Bank decreasing deposit rates while maintaining its competitive position within the local market and paying off several matured higher costing Federal Home Loan Bank advances.

The Company's net interest income for the three months ended March 31, 2013 and December 31, 2012 was $3.4 million. The Company's net interest income for the three months ended March 31, 2013 increased $288 thousand as compared to $3.1 million for the three months ended March 31, 2012.

Balance Sheet

Total assets were $386.1 million at March 31, 2013 as compared to $392.1 million and $391.8 million at June 30, 2012 and March 31, 2012, respectively.

Total loans increased $16.1 million to $301.0 million at March 31, 2013 from $284.9 million at March 31, 2012. Total loans increased $4.8 million at March 31, 2013 from $296.2 million at June 30, 2012 and total loans increased $3.4 million at March 31, 2013 as compared to December 31, 2012.

Total commercial loans increased $31.3 million, or 20.1%, to $187.1 million at March 31, 2013 from $155.8 million at March 31, 2012. Total commercial loans increased $7.9 million at March 31, 2013 as compared to $179.2 million at December 31, 2012. Total commercial loans increased $17.2 million at March 31, 2013 as compared to $169.9 million at June 30, 2012.

Total deposits increased $21.9 million to $279.9 million at March 31, 2013 as compared to March 31, 2012. Total deposits increased $10.3 million from $269.6 million at June 30, 2012.

Borrowings decreased $26.8 million to $28.5 million at March 31, 2013 from $55.3 million at March 31, 2012 and decreased $14.9 million from $43.4 million at June 30, 2012 as the Company continued to pay down higher costing Federal Home Loan Bank advances.

Equity and Capital

Stockholders' equity decreased to $75.2 million at March 31, 2013 as compared to $75.8 million at March 31, 2012. The Company remains well-capitalized with ratios well in excess of regulatory minimums.

The Company also announces that it has completed its current stock repurchase program, under which it repurchased 208,294 shares of its common stock, and its Board of Directors has adopted a third stock repurchase program.  Under the third repurchase program, the Company may repurchase up to 210,377 shares of its common stock, or approximately 5% of the current outstanding shares.

The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.

Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance.  Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.

The repurchase program may be suspended, terminated, or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases.  The repurchase program does not obligate the Company to purchase any particular number of shares.

Asset Quality

Total non-performing assets to total assets decreased to 1.13% at March 31, 2013 from 1.56% at December 31, 2012 and 1.56% at March 31, 2102.  Total non-performing loans to total loans decreased to 1.45% at March 31, 2013 from 2.00% at December 31, 2012 and 2.13% at March 31, 2012.

The allowance for loan losses to total loans was 1.11% at March 31, 2013 as compared to 1.05% at December 31, 2012.  The allowance as of March 31, 2013 increased from 1.02% at June 30, 2012 and 0.94% at March 31, 2012.

About OBA Financial Services, Inc. and OBA Bank

OBA Financial Services, Inc. is the holding company for OBA Bank. OBA Bank, founded in 1861, is a community-oriented bank which provides a variety of financial services to small businesses and individuals through its offices in Montgomery, Howard, and Anne Arundel Counties of Maryland. The Bank's primary deposits are demand, money market, and time deposit accounts and its primary lending products are commercial mortgage, commercial business, and residential mortgage loans. Visit www.obabank.com to locate an ATM or branch near you or for more information about OBA Bank.

Forward-Looking Statements

When used in this Press Release, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including, but not limited to, changes in economic conditions in the Bank's market area, changes in policies by regulatory agencies, changes in the Bank's regulator, fluctuations in interest rates, demand for loans in the Bank's market area, competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, and other risks described in the Company's filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revision which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OBA Financial Services, Inc.
FINANCIAL SUMMARY
(dollars in thousands, except per share data)	Three Months Ended			Three Months Ended
	March 31,			December 31,
	2013	2012	% Change (2)	2012	% Change (2)
RESULTS OF OPERATIONS:
Net interest income	$ 3,424	$ 3,136	9.2%	$ 3,404	0.6%
Provision for loan losses	229	270	(15.2)	(17)	-
Non-interest income	243	168	44.6	175	38.9
Non-interest expense	3,021	2,938	2.8	2,908	3.9
Income before taxes	417	96	-	688	(39.4)
Income tax	180	76	136.8	291	(38.1)
Net Income	237	20	-	397	(40.3)

SHARE DATA:
Basic earnings per share	$ 0.06	$ 0.01	-%	$ 0.10	(40.0)%
Diluted earnings per share	0.06	0.01	-	0.10	(40.0)
Book value per common share(1)	17.67	17.14	3.1	17.59	0.5
Tangible book value per common share(1)	17.67	17.14	3.1	17.59	0.5
Weighted average shares - basic	3,762,584	3,864,229	(2.6)	3,799,778	(1.0)
Weighted average shares - diluted	3,881,893	3,884,532	(0.1)	3,871,539	0.3
Common shares outstanding(1)	4,254,295	4,424,003	(3.8)	4,301,450	(1.1)

SELECTED RATIOS:
Return on average assets	0.25%	0.02%		0.41%
Return on average equity	1.27	0.11		2.08
Net interest margin	3.93	3.63		3.80
Leverage ratio	19.35	19.22		19.72
Tier I risk-based capital ratio	26.33	29.22		26.46
Total risk-based capital ratio	27.51	30.26		27.56
Allowance for loan losses to total loans	1.11	0.94		1.05
Non-performing loans to total loans	1.45	2.13		2.00
Non-performing assets to total assets	1.13	1.56		1.56

END OF PERIOD BALANCES:
Investment securities	$ 42,766	$ 40,232	6.3%	$ 45,169	(5.3)%
Total loans	301,002	284,877	5.7	297,564	1.2
Earning assets	355,778	350,589	1.5	355,177	0.2
Assets	386,095	391,812	(1.5)	380,959	1.3
Deposits	279,874	257,960	8.5	266,653	5.0
Borrowings	28,462	55,304	(48.5)	36,727	(22.5)
Stockholders' equity	75,192	75,824	(0.8)	75,683	(0.6)

AVERAGE BALANCES:
Investment securities	$ 42,214	$ 40,906	3.2%	$ 46,910	(10.0)%
Total loans	299,223	282,779	5.8	296,827	0.8
Earning assets	353,261	347,474	1.7	355,921	(0.7)
Assets	379,668	385,748	(1.6)	387,262	(2.0)
Deposits	266,096	254,160	4.7	269,326	(1.2)
Borrowings	35,919	53,901	(33.4)	39,515	(9.1)
Stockholders' equity	75,592	76,157	(0.7)	75,792	(0.3)

(1) Reflects the inclusion in common shares outstanding of previously granted and voting-eligible shares of restricted stock under the OBA Financial Services, Inc. 2011 Equity Incentive Plan.

(2) For percent change greater than 200%, change will not be shown.

OBA Financial Services, Inc.
FINANCIAL SUMMARY
(dollars in thousands, except per share data)	Nine Months Ended
	March 31,
	2013	2012	% Change (2)
RESULTS OF OPERATIONS:
Net interest income	$10,083	$9,152	10.2%
Provision for loan losses	324	646	(49.8)
Non-interest income	618	551	12.2
Non-interest expense	8,850	8,728	1.4
Income before taxes	1,527	329	-
Income tax	633	139	-
Net Income	894	190	-

SHARE DATA:
Basic earnings per share	$0.24	$0.05	-%
Diluted earnings per share	0.23	0.05	-
Book value per common share(1)	17.67	17.14	3.1
Tangible book value per common share(1)	17.67	17.14	3.1
Weighted average shares - basic	3,796,105	3,994,788	(5.0)
Weighted average shares - diluted	3,885,696	4,005,445	(3.0)
Common shares outstanding(1)	4,254,295	4,424,003	(3.8)

SELECTED RATIOS:
Return on average assets	0.31%	0.07%
Return on average equity	1.57	0.33
Net interest margin	3.78	3.58
Leverage ratio	19.35	19.22
Tier I risk-based capital ratio	26.33	29.22
Total risk-based capital ratio	27.51	30.26
Allowance for loan losses to total loans	1.11	0.94
Non-performing loans to total loans	1.45	2.13
Non-performing assets to total assets	1.13	1.56

END OF PERIOD BALANCES:
Investment securities	$42,766	$40,232	6.3%
Total loans	301,002	284,877	5.7
Earning assets	355,778	350,589	1.5
Assets	386,095	391,812	(1.5)
Deposits	279,874	257,960	8.5
Borrowings	28,462	55,304	(48.5)
Stockholders' equity	75,192	75,824	(0.8)

AVERAGE BALANCES:
Investment securities	$43,111	$38,328	12.5%
Total loans	297,006	280,757	5.8
Earning assets	355,616	339,818	4.6
Assets	385,244	387,461	(0.6)
Deposits	268,704	258,719	3.9
Borrowings	38,311	49,037	(21.9)
Stockholders' equity	75,721	77,769	(2.6)

(1) Reflects the inclusion in common shares outstanding of previously granted and voting-eligible shares of restricted stock under the OBA Financial Services, Inc. 2011 Equity Incentive Plan.

(2) For percent change greater than 200%, change will not be shown.

CONTACT: Charles E. Weller, President & Chief Executive Officer, cweller@obabank.com, or David A. Miller, S.V.P. & Chief Financial Officer, damiller@obabank.com, both of OBA Financial Services, Inc., +1-301-916-6400